[Execution Copy]

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
2011 SCORPIO HOLDINGS CORPORATION STOCK INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) by and between Scorpio Holdings Corporation, a Delaware corporation (the “Company”), and the individual named on the Participant Master Signature Page hereto (the “Participant”) is made as of the date set forth on such Participant Master Signature Page.
RECITALS:
WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Restricted Stock Units provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(a)    Cause: “Cause” shall mean “Cause” as such term may be defined in any agreement which is an employment agreement and not a change in control severance compensation agreement, that is in effect at the time of the Participant’s termination of Employment between the Participant and the Company or its Subsidiaries or Affiliates, or, if there is no such employment agreement or such term is not defined therein, “Cause” shall mean the occurrence of one or more of the following events: (i) the indictment or conviction of, or a plea of nolo contendre by, the Participant of either a (x) felony or (y) any crime or offense lesser than a felony involving moral turpitude or the property of the Company or a Subsidiary or Affiliate; (ii) a breach of the Participant’s duty of loyalty to the Company or any of its Subsidiaries or Affiliates or any act of dishonesty or fraud with respect to the Company or any of its Subsidiaries or Affiliates; (iii) the Participant’s willful failure to perform duties which is not cured within 10 days following written notice or the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company and its Subsidiaries, (iv) the commission by the Participant of (x) a felony, (y) a crime involving moral turpitude or (z) other act or omission causing material harm (financial or otherwise) to the standing and reputation of the Company and its Subsidiaries and Affiliates; (v) the Participant’s reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm; (vi) any act or omission aiding or abetting a competitor,

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supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries; or (vii) breach by the Participant of the material terms of any agreement with the Company or its Subsidiaries, including, without limitation, any non-competition, non-solicitation or confidentiality provisions thereof. In any event, the existence of “Cause” shall be determined by the Company, employing Subsidiary or Affiliate, and/or Committee.
(b)    Date of Grant: The “Date of Grant” specified on the Participant Master Signature Page hereto.
(c)    Good Reason: “Good Reason” shall mean “Good Reason” or “Constructive Termination” (or any similar term) as such term may be defined in any agreement which is an employment agreement and not a change in control severance compensation agreement, that is in effect at the time of the Participant’s termination of Employment between the Participant and the Company or its Subsidiaries or Affiliates, or, if there is no such employment agreement or such term is not defined therein, “Good Reason” shall mean, without the Participant’s consent, (i) failure of the Company to pay compensation or benefits to the Participant when due; (ii) any reduction of the Participant’s annual rate of base salary (other than a reduction of Participant’s annual rate of base salary that is part of an across-the-board reduction of the base salaries of substantially all of the Company’s senior executives); or (iii) moving the Participant’s then-principal business location more than 75 miles; provided, however, that each of the events described in clauses (i), (ii), and (iii) shall constitute Good Reason only if the Company fails to cure such event within 45 days after receipt from Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or Participant’s knowledge thereof, unless Participant has given the Company written notice thereof prior to such date.
(d)    Plan: The 2011 Scorpio Holdings Corporation Stock Incentive Plan, as it may be amended or supplemented from time to time.
(e)    Qualifying Termination: The termination of the Participant’s Employment (i) by the Company without Cause or as a result of Participant’s Disability, (ii) by the Participant for Good Reason or (iii) due to death of the Participant.
(f)    RSUs: The number of Restricted Stock Units specified on the Participant Master Signature Page hereto and granted under this Agreement, as the same may be adjusted from time to time in accordance with the terms of this Agreement and the Plan.
(g)    Settlement Date(s): The “Settlement Date(s)” selected on the Participant Master Signature Page hereto.
(h)    Shareholders Agreement: The Shareholders Agreement substantially in the form attached hereto as Exhibit A attached hereto, as amended or supplemented from time to time in accordance with the terms thereof.

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(i)    Subscription Agreement: The Subscription Agreement substantially in the form attached hereto as Exhibit B attached hereto, as amended or supplemented from time to time in accordance with the terms thereof.
(j)    Vested RSUs: “Vested RSUs” shall mean the RSUs with respect to which the applicable Vesting Period has expired, and any additional RSUs credited to the Participant’s Unit Account in respect of such Vested RSUs.
(k)    Vesting Period: “Vesting Period” shall mean the period beginning on the Date of Grant and ending on the earliest of (i) the third anniversary of the Date of Grant; or (ii) a Qualifying Termination.
2.    Grant of RSUs. The Company hereby grants the RSUs to the Participant, of which each RSU represents the right to receive one Share , subject to the satisfaction of the Vesting Period, and further subject to adjustment as set forth in the Plan and this Agreement and the terms and conditions set forth in this Agreement and the Plan.

3.	Restricted Unit Account; Dividend Equivalents.
(a)    The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Corporation to record the number of RSUs credited to the Participant under the terms of this Agreement. The Participant’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company.
(b)    If the Company pays a cash dividend or distribution on Shares of common stock, the Participant’s Unit Account shall be credited as of the payment date of such dividend or distribution (the “Payment Date”) with an additional number of RSUs equal to the following calculation: (i) the amount payable with respect to a Share outstanding as of record date of the dividend or distribution (the “Record Date”), multiplied by (ii) the number of RSUs credited to the Participant’s Unit Account as of the Record Date, divided by (iii) the Fair Market Value (as defined in the Plan) of a Share as of the Payment Date.

4.
Forfeiture. Notwithstanding anything in this Agreement to the contrary, in the event that the Participant’s Employment is terminated by the Company with Cause or by the Participant while grounds for Cause exist, the Participant shall forfeit all RSUs granted hereunder (whether or not then Vested RSUs) and any RSUs credited to the Participant’s Unit Account, and all other rights of the Participant hereunder shall cease (unless otherwise provided for by the Committee in accordance with the Plan).

5.	Settlement.

(a)    Subject to Section 5(b) and payment by the Participant of any applicable withholding taxes, the Company shall, on the Settlement Date, issue Shares in respect of the

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Vested RSUs to the Participant, free and clear of all restrictions. The Company shall not be required to deliver any fractional Shares, but shall pay, in lieu thereof, the Fair Market Value (as defined in the Plan) thereof as of the date on which the Shares first become issuable under this Section. Upon the issuance of the Shares to the Participant, the corresponding RSUs shall be cancelled, and upon the issuance of Shares in respect of all RSUs granted hereunder, Participant’s Unit Account shall be eliminated.
(b)    In the event of a Change in Control, the number of Shares equal to all outstanding RSUs hereunder (whether or not Vested RSUs) shall be distributed to the Participant effective as of immediately prior to the Change of Control; provided that the Committee may determine that, in lieu of Shares and/or fractional Shares, the Participant shall receive a cash payment equal to the Fair Market Value of such Shares (or fractional Shares, as the case may be) on such date.
(c)    As a condition to the settlement of any RSU evidenced by this Agreement, the Participant (or any transferee to whom the RSUs have been transferred in accordance with the provisions of Section 11) shall execute the Shareholders Agreement and the Subscription Agreement (provided that, if the Participant is already a party to the Shareholders Agreement and the Subscription Agreement, then the Shares acquired as a result of the settlement of an RSU shall automatically become subject to such agreements without any further action).
6.    Confidential Information; Post-Employment Obligations.
(a)    This Agreement. The terms of this Agreement constitute confidential information, which Participant shall not disclose to anyone other than Participant’s spouse, attorneys, tax advisors, or as required by law. Parent and the Company may disclose the terms of this Agreement subject to applicable law.
(b)    Company Property. All written materials, records, data, and other documents prepared or possessed by Participant during Participant’s Employment are the Company’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property.
(i)    All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Participant individually or in conjunction with others during Participant’s Employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s property. Participant agrees to make prompt and full disclosure to the Company or its subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its subsidiaries’ actual or anticipated business, research and development,

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or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Participant (either solely or jointly with others) during Participant’s Employment and for a period of one (1) year thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or one or more of its subsidiaries. To the extent that any Work Product is not deemed to be a “work made for hire,” Participant hereby assigns and agrees to assign to the Company or such subsidiary all right, title and interest, including without limitation, the intellectual property rights that Participant may have in and to such Work Product. Participant shall promptly perform all actions reasonably requested by the Committee (whether during or after the employment period) to establish and confirm the Company’s or such subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).
(ii)    At the termination of Participant’s employment with the Company for any reason, Participant shall return all of the Company’s property to the Company.
(c)    Confidential Information: Non-Disclosure. Participant acknowledges that the business of the Company and its subsidiaries is highly competitive and that the Company has provided and will provide Participant with access to Confidential Information relating to the business of the Company and its subsidiaries. “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Participant acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its subsidiaries in their business to obtain a competitive advantage over their competitors. Participant further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its subsidiaries in maintaining their competitive position.

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(i)    Participant also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company and its subsidiaries.
(ii)    Participant agrees that Participant will not, at any time during or after Participant’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company or its subsidiaries, or make any use thereof, except in the carrying out responsibilities related to Participant’s Employment. Participant also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.
(d)    Non-Competition Obligations. Participant acknowledges that the Company is providing Participant with access to Confidential Information. Participant’s non-competition obligations are ancillary to the Participant’s Employment, this agreement and agreement to disclose Confidential Information to Participant. In order to protect the Confidential Information described above, and in consideration for Participant’s receiving access to this Confidential Information, right to benefits upon certain terminations of Employment as provided in Section 3, and receiving other benefits provided in this Agreement and elsewhere, the Company and Participant agree to the following non-competition provisions:
(i)    During Participant’s employment and during the twelve (12) month period (the “Restricted Period”) following Participant’s date of termination of Employment for any reason (or such longer period as Participant is eligible to receive severance payments pursuant to any other written agreement with the Company or its Affiliates), Participant will not, in any geographic area where the Company or its subsidiaries engage or plan to engage in business directly or indirectly, either on Participant’s own behalf or on behalf of any other person, association or entity:
(A)    engage in any business competing with any businesses in which the Company or its subsidiaries currently engage in business, has plans to engage in business, or has engaged in business in the 12-month period preceding the date of termination (a “Competing Business”);
(B)    perform any job, task, function, skill, or responsibility for a Competing Business that Participant has provided for the Company in the 12-month period preceding the date of termination; or
(C)    render advice or services to, or otherwise assist, any other person, association or entity in the business of “A” or “B” above.
(ii)    Participant understands that the foregoing restrictions may limit Participant’s ability to engage in certain businesses and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Participant.

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(iii)    Participant agrees that this provision defining the scope of activities constituting competition with the Company is narrow and reasonable for the following reasons: (i) Participant is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of the Company or its subsidiaries; (ii) Participant is free to seek employment with other companies that do not directly or indirectly compete with any business of the Company or its subsidiaries; and (iii) there are many other companies that do not directly or indirectly compete with any business of the Company or its subsidiaries. Thus, this restriction on Participant’s ability to compete does not prevent Participant from using and offering the skills that Participant possessed prior to receiving Confidential Information, specialized training, and knowledge from the Company.
(e)    Non-Solicitation of Customers. During Participant’s Employment and during the Restricted Period following the termination of such Employment for any reason, Participant will not call on, service, or solicit competing business from customers of the Company or its subsidiaries whom the Participant, within the twenty-four (24) months prior to termination of employment, (i) had or made contact with, or (ii) had access to information and files about. These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.
(f)    Non-Solicitation of Employees. During Participant’s employment and during the Restricted Period following the termination of such Employment for any reason, Participant will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or its affiliates whom Participant had contact with, knowledge of, or association with in the course of employment with the Company to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

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7.    Repayment of Proceeds. If the Participant’s Employment is terminated by the Company for Cause or the Participant violates any provision of Section 6 of this Agreement, or any similar provision contained in any other agreement between the Participant and the Company or any of its Affiliates, or the Company discovers after a termination of Employment that grounds for a termination with Cause existed at the time thereof, then Participant shall be required to pay to the Company, within 10 business days’ of the Company’s request to the Participant therefor so long as such request is provided to the Participant within the 18 months immediately following the Participant’s termination of Employment (or in the case of a Restrictive Covenant Violation, 18 months from the date of the Company’s actual knowledge of such Restrictive Covenant Violation), an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, Shares acquired as a result of settlement of any RSUs granted hereunder. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to finding of, or termination for, Cause. The foregoing remedy shall not be exclusive.
8.    No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.
9.    Legend on Certificates. The certificates representing the Shares received upon settlement of an RSU shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10.
No Rights as a Stockholder. The Participant’s interest in the RSUs shall not entitle the Participant to any rights as a stockholder of the Corporation. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Corporation in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 5.

11.    Transferability. Until the Vesting Period has been satisfied with respect to an RSU, an RSU may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and

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distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of an RSU, or permitted transfer of a Vested RSU, to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof.
12.    Withholding. The Participant shall be required to pay to the Company or any Affiliate and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding taxes in respect of the RSU, its settlement, or any payment or transfer under or with respect to an RSU and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes; provided, that upon the settlement of any RSU other than a Settlement Date that occurs following a termination by the Company with Cause or while grounds for Cause exist, or a resignation by Participant without Good Reason, Participant may satisfy such withholding tax obligation via net settlement whereby, to the extent sufficient, the number of Shares delivered upon the settlement of RSUs on any such Settlement Date will be reduced by a number of Shares that has a Fair Market Value equal to the minimum statutory required withholding tax amount.

13.
Securities Laws. Upon the acquisition of any Shares pursuant to settlement of any RSU, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement, and the Company shall have no obligation to issue or transfer any Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares may be listed for trading.

14.    Notices. Any notice under this Agreement shall be addressed to the Company in care of its Chief Financial Officer and a copy to the General Counsel, each copy addressed to the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.
16.    RSU Subject to Plan, Shareholders Agreement and Subscription Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, the Shareholders Agreement and the Subscription Agreement. The RSUs and the Shares received upon settlement of an RSU are

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subject to the Plan, the Shareholders Agreement and the Subscription Agreement. The terms and provisions of the Plan, the Shareholders Agreement and the Subscription Agreement, as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the Shareholders Agreement or the Subscription Agreement, the applicable terms and provisions of the Plan, the Shareholders Agreement or the Subscription Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Shareholders Agreement or the Subscription Agreement, the applicable terms and provisions of the Shareholders Agreement or the Subscription Agreement, as applicable, will govern and prevail.
17.    Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially diminish the rights of the Participant hereunder without the consent of the Participant unless such action is made in accordance with the terms of the Plan.
18.    Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided that if the Company or its Affiliates is a party to one or more agreements with the Participant related to the matters subject to Section 6, such other agreements shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.

19.
Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that the Participant is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Participant to be subject to additional or excise tax under the Deferred Compensation Tax Rules, the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Participant incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Participant is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), may, in the event the benefit to be provided is due to the Participant’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its Subsidiaries, shall be the first day following the six-month period

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beginning on the date of such separation from service. In addition, each installment of Shares due hereunder shall constitute a “separate payment” within the meaning of the Deferred Compensation Tax Rules.

20.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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This RSU Agreement between the Company and the Participant named on the Participant Master Signature Page hereto is dated and executed as of the date set forth on such Participant Master Signature Page.
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